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#06-17
                                                    News Release
                                                    CONTACT:
                                                    Doug Dean
                                                    Director, Investor Relations
                                                    B/E Aerospace, Inc.
                                                    (561) 791-5000 ext. 1450


        B/E AEROSPACE ANNOUNCES THE ACQUISITION OF DRAEGER AEROSPACE GmbH

      WELLINGTON, FL, July 26, 2006 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced that it has acquired Draeger Aerospace GmbH (Draeger), from Cobham PLC of Dorset, England for approximately $80 million. The acquisition which is an all cash purchase will be funded with cash on hand. The transaction is expected to be modestly accretive to earnings per share in 2007, the first full year following the acquisition, and significantly accretive in 2008 and beyond due to strong manufacturing, research and development, sales and logistics synergies between our two organizations.

      With over 100 years of experience in the oxygen delivery business, Draeger is a leading supplier of components and integrated systems to supply oxygen systems for both civil and military aircraft. In the civil market, Draeger has well-established strengths in both chemical and gaseous oxygen systems. Draeger, like B/E, is well-positioned on both Airbus and Boeing aircraft. In the military market, Draeger is the prime contractor for oxygen systems for the Eurofighter Typhoon, as well as providing maintenance and repair services for the German air force's in-service oxygen systems.

      The integration of Draeger with B/E's existing oxygen business will create substantial operating efficiencies for B/E's OEM partners (Airbus, Boeing and BAe) and will allow B/E to offer the broadest oxygen system product line in the industry, including passenger and crew oxygen as well as oxygen storage and distribution.

      Draeger's expertise in Chemical Oxygen Systems, Super Integrated Passenger Service Units (SIPSU) and advanced military oxygen systems complements B/E's expertise in Gaseous Oxygen Systems, state of the art oxygen delivery technologies (PulseTM Oxygen) and the industry's most


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advanced Crew Oxygen Systems for both the commercial and military markets. In addition, Draeger's newly developed SIPSU combined with B/E's oxygen systems will significantly increase B/E's content on the new Airbus A380 and the Boeing B787.

      This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

      About B/E Aerospace, Inc.

      B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.